Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Reports First Quarter 2005 Results and
Announces $100 Million Improvement Initiative

Princeton, NJ; (May 10, 2005)—NRG Energy, Inc. (NYSE: NRG) today reported net income for the quarter ended March 31, 2005 of $22.6 million, or $0.21 per diluted share versus the prior year of $30.2 million, or $0.30 per diluted share, which included $1.2 million loss or $0.01 per diluted share related to discontinued operations. Weaker year-on-year performance was largely the result of very mild peak season weather in the Northeast United States and Australia relative to 2004 and mark-to-market losses.

Adjusted net income, excluding discontinued operations and other nonrecurring items, was $14.4 million or $0.16 per diluted share for the three months ended March 31, 2005 and $36.5 million or $0.36 per diluted shares for the comparable period ended March 31, 2004. Adjustments were primarily associated with asset impairments, restructuring and relocation charges and litigation settlements (see Table A-1).

“During the first quarter, we launched internally a cost improvement initiative called ‘F.O.R.@NRG’ as the logical follow on to our highly successful Powder River Basin coal conversion program,” said David Crane, NRG President and CEO. “We are sufficiently pleased with the progress made to date with F.O.R.@NRG that we expect a $100 million per year recurring benefit by the end of its implementation period. Even excluding the expected first year benefits from F.O.R.@NRG, our continuing dedication to all phases of portfolio and asset management enables us to raise our 2005 adjusted EBITDA guidance to $600 million, notwithstanding the soft margins we experienced in the first quarter.”

First Quarter Highlights:

•	$154 million of adjusted EBITDA for 2005 including $39.5 million in mark-to-market losses (see Table A-2);

•	48% net debt to total capital at March 31, 2005 (see Table A-3);

•	$416 million of high-yield debt redeemed and repurchased;

•	$70.8 million TermoRio arbitration award collected;

•	100% low-sulfur coal achieved at Huntley 67 and Dunkirk 4; and

•	$63.5 million sale of Enfield completed on April 1, 2005.

NRG’s operating income for the quarter was $46.4 million as compared to $119.7 million for the first quarter 2004. While domestic generation output and power prices for the first quarter of 2005 increased over the first quarter 2004, compressed oil and dark spark spreads drove operating income lower. Revenues of $601 million for the three months ended March 31, 2005 remained relatively unchanged compared to first quarter 2004. Increased generation from our New York City, South

Central, and Indian River facilities drove higher merchant revenues which, combined with higher financial revenues from settled hedging activity, offset the mark-to-market losses associated with forward financial sales of electricity supporting our Northeast assets. Higher cost of energy of $59.5 million also impacted first quarter operating income. Of this total increase, $45.4 million was due to fuel price increases at our Northeast and South Central regions. Increased generation largely accounted for the remainder. NRG continues to focus on environmental and operating improvements at the plants and has begun a number of significant outages at the South Central, Western New York and Indian River plants. This work increased operating and maintenance expenses by $11.6 million, as compared to the first quarter 2004. The increased expenses were substantially attributable to the aggressive implementation of our Powder River Basin conversion program and related environmental remediation at NRG’s Big Cajun II, Huntley and Dunkirk coal-fired plants.

Income from continuing operations for the quarter totaled $22.6 million versus $31.4 million for the first quarter of 2004. Offsetting the lower operating income were lower interest expense, higher equity earnings, higher other income, and lower income taxes. Lower interest expense of $6.7 million was primarily due to the Senior Credit Facility refinancing in December 2004 which reduced the first lien debt interest rate by 212.5 basis points. A $12 million after-tax mark-to-market gain associated with Enfield’s natural gas contract contributed to an increase in equity earnings. Additionally, the settlement associated with the TermoRio project resulted in $13.5 million gain, adding to an increase in other income. The effective tax rate for the first quarter 2005 was 17.5% due to the appropriation of a full valuation allowance and earnings in foreign jurisdictions taxed at rates lower than the U.S. statutory rate.

Cash flow from operations totaled $64 million for the three months ended March 31, 2005, as compared to $350 million for the three months ended March 31, 2004. In the first quarter of 2004, NRG received $125 million from Xcel Energy, Inc. related to its emergence from Chapter 11. Additionally, during the first quarter of 2005, the Company increased its hedging activity which required increased credit support compared to the same quarter last year. Prepayments and other current assets increased in the first quarter of 2005 by $124.5 million, primarily to support the increased level of hedging transactions. Collateral requirements will fluctuate throughout the year as forward power prices move and, since March 31, 2005, approximately $41 million of cash collateral has been returned as of May 6, 2005.

Regional Segment Review of Results
Table 1: Adjusted EBITDA by region

(in millions)	Q1 2005	Q1 2004

Northeast	$54.0	$114.8
South Central	$25.2	$29.7
West Coast	$3.5	$33.3
Australia	$18.1	$40.6
Other International	$36.7	$13.6
Other North America	$2.2	$12.3
Thermal, Alternative Energy, Nongenerating and Other	$14.7	$12.9

Adjusted Total EBITDA	$154.4	$257.2

Northeast: The Northeast region had first quarter 2005 adjusted EBITDA of $54.0 million versus $114.8 million in 2004. Mild weather during the first quarter 2005 kept peak period spark spreads in the Northeast compressed. Although gas prices were 13% higher than the first quarter last year, resulting in higher power prices, overall spreads were compressed for coal and oil in the first quarter this year versus the same quarter in 2004. Total Northeast generation for the quarter increased slightly over last year and partially offset the compressed margins. During the quarter, dark spreads increased significantly in the forward market and provided the opportunity for the Company to increase the dark hedge position for 2006. As the quarter ended with the forward market at a high point, the existing financial hedges that do not receive hedge accounting treatment had a $39.5 million unrealized mark-to-market loss. Subsequent to quarter end, forward prices softened during April reversing $27 million of the mark-to-market loss recorded in the first quarter of 2005.

South Central: The South Central region generated $25.2 million in adjusted EBITDA during the quarter as compared with $29.7 million last year. The region’s power sales are largely contracted, and normally would not experience swings in year-on-year results. However during the first quarter 2005, the Big Cajun II facility experienced unplanned outages that required the purchase of energy in the merchant market at higher costs than our coal-based generation to meet contracted full-service load-following obligations. In spite of these outages, total generation from the South Central assets increased by 8.8% over last year due to a higher power price environment.

West Coast: The West Coast region delivered adjusted EBITDA of $3.5 million versus $33.3 in 2004, primarily reflecting the loss of the equity earnings contributed by the California Department of Water Resources (CDWR) contract that expired at the end of 2004.

Australia: Adjusted EBITDA in the first quarter 2005 totaled $18.1 million, down from $40.6 in 2004. Unseasonably mild weather and significantly lower pool prices drove the quarter-on-quarter decline. Average pool prices for the three months ended March 31, 2005 were $23.26 per megawatt hour versus $40.33 per megawatt hour in 2004. Thirty-five percent of the region’s generation was contracted with a major retailer at a price above the average clearing market price, helping to offset weak pool prices.

Other North America: First quarter 2005 adjusted EBITDA totaled $2.2 million versus $12.3 million in 2004. First quarter 2004 reflected an EBITDA contribution of $11 million from Kendall, which was sold in the fourth quarter 2004.

Other International: First quarter adjusted EBITDA was $36.7 million versus $13.6 million in 2004. These results were driven primarily by the Company’s German operations, Schkopau and MIBRAG, which are largely contracted, coupled with a mark-to-market after tax benefit of $12 million related to our Enfield investment.

On February 25, 2005, the Company collected $70.8 million of an arbitration award arising out of the Company’s participation in the TermoRio project in Brazil. Previous to its receipt, that potential award had been carried on the Company’s balance sheet at $57.3 million. As a result, the difference of approximately $13.5 million was included in the first quarter 2005 earnings. The entire $70.8 million is included in the Company’s first quarter 2005 net cash flow.

Thermal and Other: Adjusted EBITDA was $14.7 million in first quarter 2005 versus $12.9 million in the first quarter of 2004. A significant portion of this segment is driven by NRG Thermal’s output which is largely contracted and which provides steam heating to approximately 565 customers and chilled water to 90 customers. Additionally, this segment includes corporate costs, which have been fully allocated out to the regions in 2005, resulting in higher adjusted EBITDA against the first quarter of 2004.

Liquidity and Capital Resources

The Company completed several significant capital transactions during the first quarter 2005. NRG redeemed $375 million of 8% high yield second priority notes and also purchased in the market an additional $41 million of high yield notes at an average cost of approximately 108. The Company had $1.31 billion in high yield notes as of March 31, 2005.

As of March 31, 2005, liquidity continued to be strong with $1.2 billion at quarter end as shown below:

Table 2: Corporate Liquidity

(in millions)	March 31, 2005	December 31, 2004

Unrestricted Cash:
Domestic	$510	$921
International	253	189
Restricted Cash:
Domestic	60	54
International	18	59

Total Cash	841	1,223
Letter of Credit Availability	176	193
Revolver Availability	150	150

Total Current Liquidity	$1,167	$1,566

Focus on Return on Invested Capital@NRG (F.O.R.@NRG)

Focus on ROIC at NRG is a comprehensive cost and margin improvement program consisting of a large number of asset, portfolio and headquarters-specific targeted initiatives which can be implemented over the short to medium term with limited incremental capital required to be invested. We expect recurring benefits of $100 million by the end of the three-year implementation period, from value enhancing improvements made to plant operations and companywide processes. Some of the projects underway include recapturing nameplate capacity at the Huntley, Dunkirk and Indian River coal plants, reducing forced outages at Big Cajun II and other major baseload facilities, and increasing fuel efficiency at our higher capacity factor plants.

Portfolio Update

On April 1, 2005, the Company completed the sale of its 25% interest in the Enfield project to Infrastructure Alliance Limited for $63.5 million, creating a pretax gain of approximately $10.0 million which will be recorded in the second quarter (subject to working capital adjustments).

2005 Adjusted EBITDA Outlook Raised

During the Company’s year-end earnings call, the adjusted EBITDA guidance, excluding the $60 million mark-to-market gains recorded in the 2004 results, was $560 million. The updated adjusted EBITDA guidance, prior to the 2004 and 2005 mark-to-market impacts, is revised upward to $600 million. The increase in the adjusted EBITDA guidance includes the updated timing for asset sales, the Company’s first quarter results, and an updated view on margins and costs.

The first quarter mark-to-market loss of $39.5 million is excluded from the guidance as it will continue to fluctuate throughout the year with changes in forward power prices. The first quarter mark-to-market loss of $39.5 million decreased to $12 million by the end of April 2005. Our revised adjusted EBITDA guidance also does not include the targeted first year financial improvements of up to $30 million arising out of the F.O.R.@NRG initiative.

The Company’s adjusted EBITDA guidance of $600 million (see Table A-6) excludes unusual or nonrecurring events and assumes normal weather patterns in our core regions for the balance of the year. The gross margin associated with this EBITDA estimate is substantially hedged in terms of downside protection while the Company retains the potential to benefit from extreme weather events, locational supply-demand imbalances and gas price spikes through its dual fuel-fired peaking units.

Earnings Conference Call

On May 10, 2005, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. To access the live webcast and accompanying slide presentation, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” To participate in the call, dial 877.407.8035. International callers should dial 201.689.8035. Participants should dial in or log on approximately five minutes prior to the scheduled start time.

The call will be available for replay shortly after completion of the live event on the “Investors” section of the NRG website.

Annual Meeting

On Tuesday, May 24, 2005, NRG will host its Annual Meeting of Stockholders at the Hotel DuPont in Wilmington, Delaware beginning at 10:00 am eastern.

About NRG

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in international generating facilities in Australia and Germany.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to, expected earnings, future growth and financial performance, post-closing adjustments associated with the Enfield sale, expected benefits and EBITDA improvements of the F.O.R.@NRG initiative and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, our ability to convert facilities to burn western coal, adverse results in current and future litigation, and the inability to implement value enhancing improvements to plant operations and company-wide processes.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance is an estimate as of today’s date, May 10, 2005 and is based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

More information on NRG is available at www.nrgenergy.com

Contacts:

Meredith Moore	Nahla Azmy
Media Relations	Investor Relations
609.524.4522	609.524.4526

Jay Mandel	Katy Sullivan
Media Relations	Investor Relations
609.524.4525	609.524.4527

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
	(In thousands, except per share amounts)
Operating Revenues
Revenues from majority-owned operations	$601,142	$600,265
Operating Costs and Expenses
Cost of majority-owned operations	452,922	381,753
Depreciation and amortization	48,424	55,006
General, administrative and development	49,894	36,392
Other charges
Corporate relocation charges	3,455	1,116
Reorganization items	—	6,250

Total operating costs and expenses	554,695	480,517

Operating Income	46,447	119,748

Other Income/(Expense)
Minority interest in earnings of consolidated subsidiaries	(474)	(508)
Equity in earnings of unconsolidated affiliates	36,964	17,713
Write downs and losses on sales of equity method investments	—	(1,738)
Other income, net	25,502	3,657
Refinancing expenses	(25,024)	(30,417)
Interest expense	(55,991)	(62,729)

Total other expense	(19,023)	(74,022)
Income From Continuing Operations Before Income Taxes	27,424	45,726
Income Tax Expense	4,802	14,280

Income From Continuing Operations	22,622	31,446
Loss From Discontinued Operations, net of Income Taxes	(4)	(1,211)

Net Income	22,618	30,235
Dividends for Preferred Shares	3,872	—

Income Available for Common Stockholders	$18,746	$30,235

Weighted Average Number of Common Shares Outstanding — Basic	87,043	100,018
Income From Continuing Operations per Weighted Average Common Share — Basic	$0.21	$0.31
Loss From Discontinued Operations per Weighted Average Common Share — Basic	—	(0.01)

Net Income per Weighted Average Common Share — Basic	$0.21	$0.30

Weighted Average Number of Common Shares Outstanding — Diluted	87,722	100,018
Income From Continuing Operations per Weighted Average Common Share — Diluted	$0.21	$0.31
Loss From Discontinued Operations per Weighted Average Common Share — Diluted	—	(0.01)

Net Income per Weighted Average Common Share — Diluted	$0.21	$0.30

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2005	2004
	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$763,025	$1,110,045
Restricted cash	78,259	112,824
Accounts receivable — trade, less allowance for doubtful accounts of $1,011 and $1,011	229,392	272,101
Accounts receivable — affiliates	503	—
Current portion of notes receivable and other investments	26,860	85,447
Income taxes receivable	36,650	37,484
Inventory	208,757	248,010
Derivative instruments valuation	35,196	79,759
Prepayments and other current assets	294,149	169,608
Deferred income taxes	1,023	—
Current assets — discontinued operations	3,019	3,010

Total current assets	1,676,833	2,118,288

Property, Plant and Equipment
In service	3,562,719	3,564,658
Under construction	24,601	17,429

Total property, plant and equipment	3,587,320	3,582,087
Less accumulated depreciation	(254,886)	(207,536)

Net property, plant and equipment	3,332,434	3,374,551

Other Assets
Equity investments in affiliates	754,240	734,950
Notes receivable and other investments, less current portion- affiliates, less reserve for uncollectible notes receivable of $14,304 and $4,402	118,281	128,046
Notes receivable and other investments, less current portion, less reserve for uncollectible notes receivable of $3,794 and $3,794	650,837	676,476
Intangible assets, net of accumulated amortization of $59,823 and $55,010	284,909	294,350
Debt issuance costs, net of accumulated amortization of $4,120 and $3,635	40,807	48,485
Derivative instruments valuation	24,464	41,787
Funded letter of credit	350,000	350,000
Other assets	60,493	63,095

Total other assets	2,284,031	2,337,189

Total Assets	$7,293,298	$7,830,028

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2005	2004
	(In thousands, except for share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$85,092	$512,252
Accounts payable — trade	129,741	166,131
Accounts payable — affiliates	—	5,591
Accrued property, sales and other taxes	13,608	11,134
Accrued salaries, benefits and related costs	23,781	35,206
Accrued interest	44,575	11,057
Derivative instruments valuation	123,742	16,772
Deferred income taxes	—	334
Other bankruptcy settlement	177,425	175,576
Other current liabilities	147,721	152,526
Current liabilities — discontinued operations	1,374	1,362

Total current liabilities	747,059	1,087,941

Other Liabilities
Long-term debt and capital leases	3,143,369	3,253,866
Deferred income taxes	123,055	134,325
Postretirement and other benefit obligations	109,754	116,383
Derivative instruments valuation	158,458	148,445
Non-current out-of-market contracts	314,021	318,664
Other long-term obligations	79,835	71,055
Non-current liabilities — discontinued operations	1,081	1,081

Total non-current liabilities	3,929,573	4,043,819

Total Liabilities	4,676,632	5,131,760

Minority Interest	6,576	6,104
Commitments and Contingencies
Stockholders’ Equity
4% Convertible perpetual preferred stock; $.01 par value; 10,000,000 shares authorized, 420,000 issued and outstanding at March 31, 2005 and December 31, 2004 (shown at liquidation value, net of issuance costs)	406,306	406,359
Common stock; $.01 par value; 500,000,000 shares authorized; 100,045,104 and 100,041,935 shares issued at March 31, 2005 and December 31, 2004; 87,045,104 and 87,041,935 outstanding at March 31, 2005 and December 31, 2004	1,000	1,000
Additional paid-in capital	2,420,982	2,417,021
Retained earnings	215,388	196,642
Less treasury stock, at cost — 13,000,000 shares	(405,312)	(405,312)
Accumulated other comprehensive income/(loss)	(28,274)	76,454

Total stockholders’ equity	2,610,090	2,692,164

Total Liabilities and Stockholders’ Equity	$7,293,298	$7,830,028

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
	(In thousands)
Cash Flows from Operating Activities
Net income	$22,618	$30,235
Adjustments to reconcile net income to net cash provided by operating activities
Distributions less/(more) than equity earnings of unconsolidated affiliates	(31,996)	19,709
Depreciation and amortization	48,423	59,114
Reserve for note and interest receivable	(98)	—
Amortization of financing costs and debt discount/(premium)	2,344	9,243
Write-off of deferred financing costs and debt premium	(8,413)	15,312
Write down and loss on sale of equity method investments	—	1,738
Deferred income taxes and investment tax credits	(5,548)	11,948
Unrealized (gains) losses on derivatives	85,082	(5,393)
Minority interest	474	1,428
Amortization of power contracts and emission credits	11,153	22,747
Amortization of unearned equity compensation	2,064	—
Cash provided by (used in) changes in certain working capital items, net of effects from acquisitions and dispositions
Accounts receivable, net	41,506	(29,674)
Xcel Energy settlement receivable	—	288,000
Inventory	39,700	21,035
Prepayments and other current assets	(124,549)	29,793
Accounts payable	(35,701)	(1,978)
Accounts payable – affiliates, net	(9,030)	—
Accrued expenses	18,683	40,529
Other current liabilities	(2,482)	(6,410)
Creditor pool obligation payments	—	(163,000)
Other assets and liabilities	9,611	5,779

Net Cash Provided by Operating Activities	63,841	350,155

Cash Flows from Investing Activities
Proceeds from sale of investments	—	2,500
Decrease (Increase) in restricted cash and trust funds	34,325	(17,714)
Decrease in notes receivable	68,202	15,940
Capital expenditures	(11,782)	(34,728)
Return of capital from projects	1,095	—
Investments in projects	—	(476)

Net Cash Provided (Used) by Investing Activities	91,840	(34,478)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	203,545	486,028
Payment of dividends to preferred stockholders	(3,872)	—
Deferred debt issuance costs	(1,293)	(7,233)
Issuance expense of preferred shares	(53)	—
Principal payments on short and long-term debt	(698,943)	(516,912)

Net Cash Used by Financing Activities	(500,616)	(38,117)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,033)	(401)
Change in Cash from Discontinued Operations	(52)	3,098
Net Increase (Decrease) in Cash and Cash Equivalents	(347,020)	280,257
Cash and Cash Equivalents at Beginning of Period	1,110,045	551,223

Cash and Cash Equivalents at End of Period	$763,025	$831,480

NRG ENERGY, INC. AND SUBSIDIARIES
Reconciliation of NonGAAP Financial Measures

Appendix Table A-1: Adjusted Net Income Reconciliation
The following table summarizes the calculation of adjusted net income and provides a reconciliation to GAAP net income/(loss), including per share amounts.

	Three Months Ended		Three Months Ended
				Diluted
(Dollars in thousands, except per share amounts)	03/31/2005	Diluted EPS	03/31/2004	EPS

Net Income	$22,618	$0.26	$30,235	$0.30
Plus:
(Income) Loss from Discontinued Operations, net of tax	4	0.00	732	0.01
Corporate relocation charges, net of tax	2,089	0.02	675	0.01
Reorganization items, net of tax	—	—	3,778	0.04
Gain on Crockett, net of tax	(2,138)	(0.02)	—	—
Gain on TermoRio Settlement, net of tax	(8,180)	(0.09)	—	—
Write downs and (gains)/losses on sales of equity method investments, net of tax	—	—	1,051	0.01

Adjusted Net Income	$14,393	$0.16	$36,470	$0.36

Appendix Table A-2: EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

	Three Months Ended	Three Months Ended
	03/31/2005	03/31/2004
Net Income:	$22,618	$30,235
Plus:
Income Tax Expense	4,802	14,280
Interest Expense	53,647	56,885
Amortization and Write Downs of Finance Costs	1,413	2,063
Amortization of Debt Discount/Premium	931	3,781
Refinancing Expenses	25,024	30,417
Depreciation Expense	48,424	55,006
WCP CDWR contract amortization	—	30,968
Amortization of power contracts	7,528	16,965
Amortization of emission credits	3,626	6,270

EBITDA	$168,013	$246,870
Loss from Discontinued Operations	4	1,211
Corporate relocation charges	3,455	1,116
Reorganization items	—	6,250
Gain on Crockett	(3,536)	—
Gain on TermoRio Settlement	(13,532)	—
Write Downs/Loss on Sales of Equity Investments	—	1,738

Adjusted EBITDA	$154,404	$257,185

Appendix Table A-3: Net Debt to Capital Reconciliation
The following table summarizes the calculation of Net Debt to Capital:

Numerator	Gross Debt	$3,228,461
	Total Cash	(841,284)

	Net Debt	$2,387,177

Denominator	Book Value of Equity	$2,610,090
	Net Debt	2,387,177

	Capital	$4,997,267

Net Debt to Capital		48%

Appendix Table A-4: First Quarter 2005 Regional EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

		South		Other		Other	Alt.
Three months ending March 31, 2005	Northeast	Central	West	NA	Australia	Int’l	Energy	Non-Gen	Corp

Net Income:	$32,860	$9,306	$3,259	$(5,162)	$10,180	$42,268	$538	$5,109	$(75,740)
Plus:
Income Tax Expense/Benefit	—	—	28	222	634	4,069	242	15	(408)
Interest Expense	88	1,742	—	4,418	3,619	3,104	26	2,243	38,407
Amortization and Write Downs of Finance Costs	—	—	—	—	6	—	—	5	1,402
Amortization of Debt Discount/Premium	—	598	—	1,233	(193)	—	—	(234)	(473)
Refinancing Expense	—	—	—	—	(9,783)	—	—	—	34,807
Depreciation Expense	18,609	15,142	198	1,993	6,594	796	1,316	2,739	1,039
Amortization of power contract	—	(2,736)	—	2,974	7,075	—	—	214	—
Amortization of emission credits	2,468	1,158	—	—	—	—	—	—	—
EBITDA	$54,025	$25,210	$3,485	$5,678	$18,132	$50,237	$2,122	$10,091	$(966)
Nonrecurring Charges	4	—	—	—	—	—	—	—	3,451
Discontinued Operations	—	—	—	4	—	—	—	—	—
Gain on TermoRio	—	—	—	—	—	(13,532)	—	—	—
Gain on Crockett	—	—	—	(3,536)	—	—	—	—	—
Adjusted EBITDA	$54,029	$25,210	$3,485	$2,146	$18,132	$36,705	$2,122	$10,091	$2,485

Appendix Table A-5: First Quarter 2004 Regional EBITDA Reconciliation
The following table summarizes the calculation of EBITDA and provides a reconciliation to net income/(loss):

		South				Other
Three months ending March 31, 2005	Northeast	Central	West	Other NA	Australia	Int’l	Alt. Energy	Non-Gen	Corp

Net Income:	$87,428	$11,377	$1,211	$(11,219)	$13,136	$10,330	$544	$8,734	$(91,306)
Plus:
Income Tax Expense/Benefit	—	—	152	335	3,264	4,143	4	178	6,204
Interest Expense	(714)	1,716	—	8,221	5,168	(1,503)	7	2,506	41,484
Refinancing Expense	—	—	—	—	—	—	—	—	30,417
Amortization and Write Downs of Finance Costs	—	—	—	—	—	—	—	—	2,063
Amortization of Debt Discount/Premium	—	634	—	3,965	(185)	—	(5)	(284)	(344)
Depreciation Expense	18,529	16,962	202	7,610	5,125	724	1,389	3,124	1,341
WCP CDWR contract amortization	—	—	30,968	—	—	—	—	—	—
Amortization of power contract	4,485	(3,195)	814	2,484	12,163	—	—	214	—
Amortization of emission credits	4,751	1,519	—	—	—	—	—	—	—
EBITDA	$114,479	$29.013	$33,347	$11,396	$38,671	$13,694	$1,939	$14,472	$(10,141)
Reorganization Items	321	724	—	150	—	1	—	688	4,366
Corporate Relocation Charges	—	—	—	—	—	—	—	—	1,116
Discontinued Operations	—	—	—	984	—	(120)	347	—	—
Write Downs/Loss on Sales of Equity Investments	—	—	—	(235)	1,973	—	—	—
Adjusted EBITDA	$114,800	$29,737	$33,347	$12,295	$40,644	$13,575	$2,286	$15,160	$(4,659)

Appendix Table A-6: Forecasted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to forecasted cash flow from operations:

$ in millions	Outlook
EBITDA	$620
Nonrecurring Items	(20)

Adjusted EBITDA	600
Interest Payments	(231)
Income Tax	(18)
Other Cash Used by Operations	121
Working Capital Changes	(5)

Cash Flow from Operations	$467

EBITDA, Adjusted EBITDA and adjusted net income are nonGAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Similar to Adjusted EBITDA, Adjusted net income represents net income adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating adjusted net income, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.